UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

CORD BLOOD AMERICA, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-50746	90-0613888
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1857 Helm Drive, Las Vegas, NV 89119
 (Address of Principal Executive Office) (Zip Code)

(702) 914-7250
 (Registrant’s telephone number, including area code)
_______________________________

Copies to:
Stephen Morgan
1857 Helm Drive, Las Vegas, NV 89119
Phone: (702) 914-7250
Fax: (702) 914-7251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The descriptions of the Mutual Separation Agreement and the Second Amendment to Executive Employment Agreement set forth in Item 5.02 of this Report on Form 8-K are incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Cord Blood America, Inc. (the “Company”) announced that Joseph Vicente stepped down as President of the Company and as a member of the Board, effective February 12, 2016.  Stephen Morgan, Vice President and General Counsel, has been named interim President of the Company.

Vicente Separation Agreement

Effective February 12, 2016 (the “Separation Date”), the Company entered a Mutual Separation Agreement with Mr. Vicente (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Vicente stepped down from his positions as President and as a member of the Board.  Under the Separation Agreement, Mr. Vicente is entitled to receive a severance, payable in equal monthly installments over the twenty four month period post separation, in an amount equal to all compensation paid by the Company to Mr. Vicente for the 24 months preceding the termination, including salary and bonus received by Mr. Vicente.  Additionally, the Company will pay for the value of his health insurance premiums, in monthly installments, until the earlier of twenty-four months after the Separation Date or until Mr. Vicente or his dependents become eligible for group health insurance coverage through a new employer.  Mr. Vicente is also entitled to payment of his salary through the Separation Date, payment for unused vacation days and payment for any unreimbursed expenses, and a bonus payment for work performed in calendar year 2015, payable within sixty (60) days of the Company completing its fiscal 2015 audit.

Mr. Vicente remains subject to the restrictive covenants contained in his January 1, 2015 employment agreement, including a covenant not to compete and a non-solicitation provision, and is subject to additional restrictive covenants in the Separation Agreement.

The foregoing discussion of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement. A copy of the Separation Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Stephen D. Morgan

Effective February 12, 2016, Stephen D. Morgan, age 39, commenced serving as interim President of the Company.  Mr. Morgan no longer serves as Vice President of the Company, but remains in his positions as Corporate Secretary and General Counsel.

Mr. Morgan has been General Counsel of the Company since August 2010 and in addition, has served as Vice President and Corporate Secretary since May 2012.  Prior to his employment with the Company, Mr. Morgan was an associate with Freund & Brackey LLP in Beverly Hills, California from 2005 to 2007 and with Shaub & Williams LLP in Los Angeles, California, from 2007 until his employment with the Company.  Mr. Morgan earned his Bachelor of Science degree from the University of Minnesota in 1999, and his Juris Doctor from Loyola Law School in Los Angeles, California in 2005.

There are no family relationships between Mr. Morgan and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Morgan and any other persons pursuant to which he was selected as interim President. Mr. Morgan has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Amendment to Morgan Agreement

Effective February 12, 2016, the Company entered into a Second Amendment to Executive Employment Agreement with Mr. Morgan (the “Second Amendment”), amending his original, April 1, 2015 employment agreement.  The Second Amendment reflects a five thousand dollar ($5,000) increase in Mr. Morgan’s annual salary during the period Mr. Morgan serves as interim President, which period commenced on February 12, 2016 and shall end at any time on three (3) days’ notice by the Company (the “Interim Term”). The Amendment further provides that the increase in Mr. Morgan’s salary shall not be included in any severance calculations, including the severance calculations set forth in Sections 5(e) and 5(f) of his original agreement, and that upon termination of the Interim Term for any reason, Mr. Morgan’s employment, duties and salary shall revert back to what they were prior to the Second Amendment.

The foregoing discussion of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment. A copy of the Second Amendment is attached to this Current Report on Form 8-K as Exhibit 10.2.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release (the “Press Release”) announcing, among other matters, Mr.Vicente’s resignation and the appointment of Mr. Morgan as interim President.  The Press Release further announced that after a review of strategic alternatives, the Board approved the engagement of Boxwood Partners, LLC to lead the next stage of the Company’s path towards value optimization.  A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information furnished under this Item 7.01 on this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Mutual Separation Agreement
10.2	Second Amendment to Executive Employment Agreement
99.1	Press Release dated February 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.
(Registrant)

Date: February 19, 2016	By:	/s/ Stephen Morgan
Interim President